Exhibit 3.2

FORM OF 12% USA REAL ESTATE BOND

$[●]	Dated: [̜●]

FOR VALUE RECEIVED, the undersigned, USA Opportunity Income One, Inc., a Puerto Rican corporation, (the “Maker”), PROMISES TO PAY to the order of [●] (together with its successors and assigns, the “Payee”) the principal sum of [●] ($[●]), together with interest at the rate specified below. This USA Real Estate Bond (the “Bond”) is being issued pursuant to the terms of the USA Real Estate Bond Investor Agreement of even date herewith by and between the Maker and the Payee.

1. Principal and Term. The Outstanding Principal Balance (as defined herein) shall be due and payable on the three (3) year anniversary of the issuance date of this Bond (the “Maturity Date”). The term “Outstanding Principal Balance” means, as of any date of determination, the principal amount of this Bond that remains unpaid.

2. Interest.

(a) Calculation; Payment of Interest. Simple interest shall accrue on the Outstanding Principal Balance at the fixed interest rate of 12% per annum from the date that the purchase funds have cleared. Simple interest shall be computed on the basis of a year consisting of 360 days, with interest payable monthly in arrears on the last day of each month and continuing on the last day of each month until the Maturity Date.

(b) Payment of Outstanding Principal Balance. Payments of the Outstanding Principal Balance will be credited by Maker to Payee’s Account on or prior to the repayment of the Bond on the Maturity Date. Upon credit of the Outstanding Principal Balance to the Payee’s Account, the Outstanding Principal Balance shall be deemed paid in full.

3. Repayment Upon Death, Disability or Bankruptcy. Within 60 days of the death, total permanent disability or bankruptcy of Payee who is a natural person, the estate of the Payee, the Payee, or legal representative of the Payee may request that the Maker repurchase, in whole but not in part and without penalty, the this Bond held by the Payee by delivering to the Maker a written notice requesting this Bond be repaid. Any such request shall specify the particular event giving rise to the right of the Payee to have this Bond repaid. If this Bond is held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Payee upon the death of the spouse, or (ii) the disabled or bankrupt Payee (or a legal representative) upon total permanent disability or bankruptcy of the spouse. In the event this Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Maker repurchase this Bond unless each Payee has been affected by such an event.

Upon receipt of repayment request in the event of death, total permanent disability or bankruptcy of the Payee, the Maker will designate a date for the repayment of this Bond, which date shall not be later than 120 days after the Maker receive facts or certifications establishing to the reasonable satisfaction of the Maker supporting the right of Payee to be repaid. On the designated date, the Maker will repay this Bond at a price per Bond that is equal to all accrued and unpaid interest, to but not including the date on which the Bond is repaid, plus the then outstanding principal amount of this Bond. Notwithstanding the foregoing, Maker will have no obligation to fulfill this repayment request, if, in its sole discretion, Maker determines that it does not have sufficient funds available to fund the requested repayment.

4. Redemption at the Option of the Maker. The Maker has the right, in its sole discretion, to redeem all or part of this Bond at any time after the second anniversary of issue date of the Bond. If the Maker chooses to redeem a specific amount of outstanding bonds, the Maker will make an offer to each bondholder for their pro-rata share of the redemption amount. Any redemption will occur at a price equal to 102% of the par value of the bonds redeemed plus any accrued and unpaid interest. If the Maker plans to redeem this Bond, the Maker is required to give notice of redemption to Payee not less than 5 days nor more than 60 days prior to any redemption date to the Payee’s address appearing in the securities register maintained by the transfer agent.

5. Unsecured. This Bond is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of Maker of any type, and is a general obligation of the Maker.

6. Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): (i) the Maker shall fail to pay as and when due in accordance with the terms hereof any Outstanding Principal Balance or accrued but unpaid interest on this Bond, and such failure shall continue for five (5) business days after the Maker has received notice thereof from the Payee; or (ii) the Maker shall file a petition for relief or commence a proceeding under any bankruptcy, insolvency, reorganization or similar law (or its governing board shall authorize any such filing or the commencement of any such proceeding), have any liquidator, administrator, trustee or custodian appointed with respect to it or any substantial portion of its business or assets, make a general assignment for the benefit of creditors or generally admit its inability to pay its debts as they come due; then in any such event the Payee may, by notice to the Maker, declare the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Bond and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Notwithstanding the foregoing, if any event described in clause (ii) above shall occur, the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

7. Binding Effect; Assignment. This Bond shall be binding upon the Maker and its successors and inure to the benefit of the Payee and its successors and assigns. The obligations of the Maker under this Bond may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void.

8. Miscellaneous.

(a) Both the Outstanding Principal Balance and interest are payable in lawful money of the United States of America. If any payment due hereunder falls on a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required to close under applicable law, such payment shall be payable on the next succeeding business day, with interest accruing thereon until the date of payment thereof.

(b) If Maker shall fail to pay any amount payable hereunder on the due date therefor, Maker shall pay all costs of collection, including, but not limited to, attorney’s fees and expenses, incurred by Payee on account of such collection.

(c) The Maker waives presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment). The Maker shall pay the Payee all sums which are payable pursuant to the terms of this Bond without setoff, recoupment or deduction of any kind or for any reason whatsoever.

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(d) No delay on the part of the Payee in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Payee be estopped from enforcing the same or any other provision at any later time or in any other instance. No waiver of any of the terms or provisions of this Bond shall be effective unless in writing, duly signed by the party to be charged. This Bond shall not be modified except by a writing signed by both the Maker and the Payee.

(e) This Bond shall be governed by and construed in accordance with the internal laws of Puerto Rico, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Maker has caused this Bond to be duly executed as of the date first above written.

USA Opportunity Income One, Inc.

By:
Name:
Title:

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